UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
    1934


COMMISSION FILE NUMBER  333-59060-11

Morgan Stanley Dean Witter Capital I Inc
        (Exact name of registrant as specified in its charter)

1585 Broadway
New York, NY  10036            212-296-7000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Morgan Stanley Dean Witter Capital I, Inc Mortgage Pass-Through Certificates

2002-NC2
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (| X |
        Rule 12g-4 (a) (1|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
        Rule 12g-4 (a) (2|  |            Rule 12h-3 (b) (|     |
                                         Rule 15d-6      | X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:      14

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, Morgan Stanley Dean Witter Capital I Inc
HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF
OF THE UNDERSIGNED DULY AUTHORIZED PERSON.
DATE:           01/31/2001       By: /s/   Eve Kaplan
                                         Eve Kaplan
                                         Vice President
                                         U.S. Bank National Association

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICEROF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.  THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.